                                                             EXHIBIT 10.50

[CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]


                                    AGREEMENT


             This Agreement made as of the 11th day of November, 1993, by and between:

             KODAK CLINICAL DIAGNOSTICS LIMITED, a company registered in England, having its principal office at Mandeville House, 62 The Broadway, Amersham, Buckinghamshire, HP7 0HJ, England, (hereinafter
             KCDL); and

             CIBA CORNING DIAGNOSTICS CORP., a Delaware corporation, having its principal office at 63 North Street, Medfield, Massachusetts 02052, U.S.A. (hereinafter CCD).

             WHEREAS, KCDL has acquired the full power, right, and authority to grant nonexclusive license under U.S. Patent 4,745,077 issued May 17, 1988, as well as corresponding patents and patent applications applied for in the European Patent Office and in the United Kingdom, France, Germany, and Japan relating to a method useful, in part, for the conduct of human, in vitro diagnostic immunoassays and genetic probe assays for detection of an analyte in a human sample contained in a liquid medium characterized by the use of a labelled reagent which forms a chemiluminescent label system and another reagent bound to magnetically attractable particles.

             WHEREAS, CCD has requested a nonexclusive license under the above-referenced patents and patent applications for use in certain human, in vitro diagnostic immunoassay and genetic probe assay systems developed by CCD for the detection of analytes in human samples contained in a liquid medium, which are characterized by the use of a labelled reagent to form a chemiluminescent label system and another reagent bound to magnetically attractable particles.

             WHEREAS, KCDL and CCD acknowledge and agree that technology developments related to new and improved human, in vitro diagnostic assay systems have recently been and are expected to continue to be numerous and rapid; and that new human, in vitro diagnostic immunoassay products and genetic probe products are complex systems involving many different technologies, including but not limited to biotechnology, chemistry, optics, electronics, fluid management, reagent handling, reaction detection, and equipment design; and that new human, in vitro diagnostic immunoassay and genetic probe assay systems must offer a sufficient number of different assays to be attractive to the marketplace and to be manufacturable on a cost-effective basis; [CONFIDENTIAL TREATMENT REQUESTED]

             NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1 -- DEFINITIONS

             A. "Licensed Patents" shall mean U.S. Patent 4,745,077 issued May 17, 1988, and any corresponding patents or patent applications applied for in the European Patent Office or in the United Kingdom, France, Germany, or Japan as listed in Schedule 1 hereto, and any continuation, continuation-in-part, reissue, re-examination, extension, substitution, or division of such patents and applications.

             B. "Class A Licensed Products" shall mean any human, in vitro diagnostic immunoassay products, including but not limited to instruments, instrument kits, systems, assays or chemical products (but excluding assay products using genetic probe reagents or a combination of immunoassay reagents and genetic probe reagents), employing a labelled reagent to form a chemiluminescent label and another reagent which is bound to magnetically attractable particles, the manufacture, use or sale of which would, but for the license granted in Article II hereof, infringe one or more of the License Patents.

             C. "Class B Licensed Products" shall mean any human, in vitro diagnostic genetic probe products, including but not limited to instruments, instrument kits, systems, assays, or chemical products (including assay products using a combination of genetic probe reagents and immunoassay reagents), employing a labelled reagent to form a chemiluminescent label and another reagents which is bound to magnetically attractable particles, the manufacture, use or sale of which would, but for the license granted in Article II hereof, infringe one or more of the Licensed Patents.

             D. "Licensed Products" shall mean Class A Licensed Products and Class B Licensed Products.

             E. "Improvement Patent" shall mean any patent or patent application which (a) CCD or any of its Subsidiaries other than Biotrack, Inc. owns or has the right to license as of the effective date of this Agreement, (b) relates to test elements, devices, or methods for the conduct of human, invitro diagnostic assays and (c) claims a filing priority date on or before the effective date of this Agreement; and all patents and patent applications in the U.S. or in any foreign country corresponding thereto, including any patent granted on any continuation, continuation-in-part, reissue, re-examination, extension, substitution, or division of such patents or applications. The term "Improvement Patent" does not include any patent or patent application or any claim of any patent or patent application relating to the chemical structure of a chemiluminescent label, any patent or patent application, or any claim of any patent or patent application relating to magnetic particle technology, any patent or patent application or any claim of any patent or patent application relating to the following genetic probe amplification methods: amplification of midivariant DNA templates, amplification of midivariant RNA templates, and nucleic acid amplification with DNA-dependent RNA polymerase activity of RNA replicases (but not excluding any patent application or any claim of any patent or any patent application to the extent that they may be applicable to other methods of genetic probe amplification), or any patent or patent application or any claim of any patent or patent application that is part of the patent estate acquired by CCD from Triton Diagnostics, Inc. and relating to cancer diagnostics, or that relates to any specific markers for measurement of cancer antigens. CCD hereby represents that, as of the date of this Agreement, no license under patent rights of any Affiliate of CCD that is not a

Subsidiary of CCD is held by CCD or needed for the conduct of CCD's in vito diagnostics business.

             F. "Net Sales" shall mean the actual total revenue received resulting from the transfer of licensed products, whether through sale, lease, or other commercial transaction, to a third party, less the following deductions: (i) actual cash discounts and/or quantity discounts allowed; (ii) actual credits for customers' returns and allowances; (iii) the value of the service components of an operating or capital lease which includes a transfer of licensed products; provided that the deduction for such service components shall not exceed the actual value (determined by a reasonable accounting method) or [Confidential Treatment Requested] (iv) actual, separately stated and billed charges for freight handling and transportation paid by CCD or its Affiliates; (v) actual, separately stated and billed charges for insurance charges; and (vi) actual, separately stated and billed sales and use taxes and other similar taxes incurred; provided, however, that (a) the value of such Net Sales received from a Royalty-Bearing Distributor which is used solely for the purpose of calculating ongoing royalty under this Agreement shall not be less than [Confidential Treatment Requested] of the actual total revenue received resulting from the transfer of the same quantity of the same licensed products to End-Users made by CCD and its Affiliates in the United States during the same royalty reporting period less the appropriate deductions for items (i) through (vi) above, and (b) the foregoing information relating to the actual total revenue received from the transfer of licensed products to End-Users in the United States which is used solely for royalty calculation purposes hereunder shall be made available only to auditors of KCDL pursuant to Article V-E of this Agreement.

             G. "Affiliate(s)" shall mean any company, partnership, joint venture, or other entity which directly or indirectly controls, is controlled by or is under common control with a party. Control shall mean the possession of [Confidential Treatment Requested] or more of the voting share capital or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of shares, by contract or otherwise. In the case of CCD, the term "Affiliate" 1) shall also include
Ciba Corning Diagnostics de Mexico, S.A. de C.V., a corporation of Mexico, having its principal office at Vito Allessio Robles #68 Primer Piso, Cal., Florida, CP01030, Mexico DF, Mexico, but only for so long as at least forty-nine percent (49%) of such company is controlled by CCD, and 2) shall exclude, Biotrack, Inc., a California corporation with a principal address at 1058 Huff Avenue, Mountain View, California 94043.

             H. "Authorized distributor(s)" shall mean any company, partnership, joint venture or other entity (other than an End-User) which is identified in subparagraph (1) below or meets the conditions of subparagraph (2) below:

                  (1) The entity is CCD, an Affiliate of CCD, or a distributor of CCD diagnostics products as of the effective date hereof to be identified on Schedule 2 to be prepared by CCD and furnished to KCDL within three (3) months of the effective date of this Agreement; or

                  (2) The entity meets each of conditions (a) through (c) below:

                         (a)  the entity is not, and no greater than
[Confidential Treatment Requested] of the voting share capital of the entity is owned or controlled by, and no power to direct or cause the direction of the management policies of the entity is under the control of, a manufacturer of human in vitro diagnostic products with annual net sales revenue of human in vitro diagnostic products, during the fiscal year immediately prior to the fiscal year in which such entity is granted the right to sell Licensed Products, of greater than [Confidential Treatment Requested] as set forth in information reported by the Venture Planning Group,

                         (b)  in the fiscal year immediately prior to the fiscal
year in which such entity is granted the right to sell Licensed Products, the entity has annual net sales revenue of human in vitro diagnostic products no greater than [Confidential Treatment Requested] as set forth in information reported by the Venture Planning Group, and

                         (c)  Kodak receives a written certification from CCD or
the entity verifying (a) above.

                         The foregoing annual net sales revenue values of
[Confidential Treatment Requested] as set forth in (a) and (b) above shall be adjusted annually in accordance with the change in the size of the worldwide in vitro diagnostic market from the effective date of this Agreement to January 1 of the year in question, as reported by Boston Biomedical Consultants.

             I. "Royalty-Bearing Distributor(s)" shall mean any company, partnership, venture or other entity which meets the conditions of both subparagraphs (1) and (2) below:

             (1)  is not an End Use or an Authorized Distributor; and

             (2) is not, and no greater than [Confidential Treatment Requested] of the voting share capital is owned or controlled by, and no power to direct or cause the direction of the management policies of the entity is under the control of, a manufacturer of human, in vitro diagnostic products with annual net sales revenue of human, in vitro diagnostic products, during the fiscal year immediately prior to the fiscal year in which such entity is granted the right to sell licensed products, of greater than [Confidential Treatment Requested] as set forth in information published annually by the Venture Planning Group; provided, however, that CCD may designate not more than two entities (in each case together with all affiliates of such entity) as Royalty-Bearing distributors, without regard to the condition set forth in this subparagraph (2), subject to the conditions that:

                  (a) neither such entity nor any of its Affiliates has manufactured products which infringed the Licensed Patents; and

                  (b) neither CCD nor any Affiliate of CCD obtains in connection with the designation of such an entity as a distributor of Licensed Products any right to use patented technology of such entity or any of its Affiliates in the manufacture of Licensed Products by or for CCDs, unless such license is extended to KCDL and its Affiliates at the same royalty rate and on the same terms and conditions.

Any Royalty-Bearing Distributor designated by CCD pursuant to the foregoing proviso to subparagraph (2) is hereinafter in this paragraph referred to as a "Special Royalty-Bearing Distributor" and also shall be considered included in all references in this Agreement to Royalty-Bearing Distributors. Satisfaction of the specified conditions

(a) and (b) of the proviso to the foregoing subparagraph (2) shall be confirmed by a certificate signed by an officer of CCD and a certificate signed by an officer of the Special Royalty-Bearing Distributor, which certificate shall be given to the best of the knowledge of such officer in the case of CCD's certificate regarding satisfaction of said condition (a). It shall be presumed, subject to rebuttal by a preponderance of the evidence, that any license agreement entered into by CCD with a Special Royalty-Bearing Distributor after the date of this Agreement and within three years before or five years after the date that such Special Royalty-Bearing Distributor is authorized by CCD to sell Licensed Products, and before termination by CCD of such authorization to sell Licensed Products, is entered into in connection with such distribution arrangement, and CCD shall provide to KCDL upon request at any time during such period and at the end of such period a certificate of continued compliance with the specified condition (b) of the proviso to the foregoing subparagraph (2).

The foregoing annual net sales revenue value of [Confidential Treatment Requested] in subparagraph (2) above shall be adjusted annually in accordance with the change in the size of the worldwide in vitro diagnostic market from the effective date of this Agreement to January 1 of the year in question, as reported by Boston Biomedical Consultants.

             J. "Special Authorized Distributor" shall mean an Authorized Distributor qualified as such pursuant to subparagraph (1) of Article I-H which is, or greater than [Confidential Treatment Requested] of the voting share capital is owned or controlled by, or the power to direct or cause the direction of the management policies of the entity is under the control of, a manufacturer of human in vitro diagnostic products with annual net sales revenue of human, in vitro diagnostic products, during the fiscal year immediately prior to the fiscal year in which this Agreement is executed, of greater than [Confidential Treatment Requested] as set forth in information reported by the Venture Planning Group. To the extent that Net Sales of Licensed Products by CCD and its Affiliates to Special Authorized
Distributors in any calendar quarter exceed [Confidential Treatment Requested] of total Net Sales of Licensed Products by CCD and it Affiliates during such calendar quarter, such excess shall be treated as Net Sales to Royalty
Bearing Distributors for purposes of Article V and Article III-H.

             K. "End-User(s)" shall mean the customers, such as hospitals, clinical laboratories, and doctors, who purchase Licensed Products for the conduct of diagnostic assays. End-Users shall exclude resellers, such as dealers, distributors, and other manufacturers of diagnostic products, who purchase diagnostic products for the purpose of reselling them to others.

             L. "Subsidiary" shall mean, with respect to CCD, any company in which more than [Confidential Treatment Requested] of the voting share capital is owned by CCD as of the date of this Agreement.

ARTICLE II -- LICENSE GRANT

             A. KCDL grants to CCD and its Affiliates a non-exclusive license (without sublicensing rights) under Licensed Patents to make, have made, use, and sell or otherwise dispose of Licensed Products bearing the name and trademark of CCD or an Affiliate of CCD prominently displayed thereon to End-Users, Authorized Distributors and Royalty-Bearing Distributors.

                  (1) The aforesaid nonexclusive license to have made Licensed Products includes the right for CCD and/or its Affiliates to work with third parties who either develop or manufacture, in whole or in part, Licensed Products, which are supplied for use, resale, or other commercial purposes solely to CCD and/or its Affiliates.

                  (2) Under the aforesaid nonexclusive license, CCD and/or its Affiliates may include on the Licensed Products the name and trademark of an Authorized Distributor, together with the name and trademark of CCD or an Affliate of CCD, provided that the name and trademark of CCD or an Affliate of CCD is displayed on the Licensed Products at least as prominently as the name and the trademark of the Authorized Distributor.

             B. The license granted hereunder shall be subject to and is conditioned on KCDL's timely receipt of the applicable license payments as provided under Article III of this Agreement.

             C. Upon written request by CCD on or before December 31, 1996, KCDL is willing to [Confidential Treatment Requested] Licensed Products bearing prominently displayed thereon the name and trademark of CCD, an Affiliate of CCD, [Confidential Treatment Requested] or a combination of CCD
(or an Affiliate of CCD) and [Confidential Treatment Requested] to End-Users and to distributors corresponding to those designated as Authorized Distributors, Royalty-Bearing Distributors, or Special Authorized
Distributors (but who are defined in terms of [Confidential Treatment Requested] rather than CCD). KCDL will [Confidential Treatment Requested] on reasonable terms and conditions, including:.

     (1) an ongoing royalty based on a percentage of the net selling price of Licensed Products not to exceed the rates specified in attached Schedule 3;

     (2) a nonexclusive license grant to KCDL and its affiliates on reasonable terms and conditions under selected patents or patent applications [Confidential Treatment Requested] owns or has the right to license relating to human, in vitro diagnostic products; and/or

     (3) a combination of items (1) and (2) above, with or without any other license fees and payments.

In the event subparagraph (2) above does not apply, either because
[Confidential Treatment Requested] does not own or have the right to license any such patents or patent applications or because KCDL and its Affiliates do not desire to be licensed under any such patents or patent applications, the KCDL will [Confidential Treatment Requested] on reasonable terms and conditions based on an ongoing royalty equal to a percentage of the net selling price of Licensed Products as specified in attached Schedule 3, an initial license payment not to exceed [Confidential Treatment Requested] and an annual minimum royalty payment not to exceed [Confidential Treatment Requested]

             D. KCDL agrees to use reasonable efforts to conclude negotiation of license agreements pursuant to Article II-C within a period of time that is reasonably practical based on the circumstances. Following receipt of CCD's written request [Confidential Treatment Requested] KCDL shall have a period of four
(4) months from receipt of a full written disclosure of all patents and patent applications [Confidential Treatment Requested] to December 31, 1996 or the then current date, whichever is earlier, relating to human, in vitro diagnostics to specify the patents or patent applications [Confidential Treatment Requested] with respect to which KCDL and/or its Affiliates wish to obtain a license. In the even the KCDL and/or its Affiliates do not wish to obtain a license under any selected patents or patent applications [Confidential Treatment Requested] KCDL shall use diligent efforts to conclude within an additional four (4) week period (following the end of the aforementioned 4 month period) a license agreement [Confidential Treatment Requested] based on the financial terms set forth in Article II-C. In the case of a license agreement [Confidential Treatment Requested] pursuant to Article II-C that involves a cross license, KCDL shall be under no obligation whatsoever to conclude such license agreement if [Confidential Treatment Requested] is unwilling to grant KCDL and/or its Affiliates a license under those patents or patent applications which it owns or has the right to license and which KCDL has selected for inclusion in such cross license.

             E. KCDL hereby agrees that upon written request KCDL is willing to grant [Confidential Treatment Requested] on reasonable terms and conditions to be negotiated. KCDL agrees to use reasonable efforts to conclude negotiation of such licenses within a reasonable period of time.

ARTICLE III - LICENSE PAYMENTS AND ROYALTIES

             A. CCD shall pay to KCDL an Initial License Payment of [Confidential Treatment Requested] which shall be payable no later than December 15, 1993, by electronic wire transfer to an account designated in writing by KCDL.

             B. In addition to the Initial License Payment under Article III-A, beginning on or before August 31, 1994, and continuing on or before August 31 each year thereafter through and including 2005, CCD shall pay to KCDL, in lieu of ongoing royalties on sales of Class A Licensed Products by CCD or its Affiliates to Authorized Distributors or End-Users, an annual, lump-sum license payment in an amount as shown in Table 1 below.



                   Table 1 - Annual, Lump-Sum License Payments
                   -------------------------------------------

          Calendar Year                  Lump-Sum License Payment
          -------------                  ------------------------
                                         [Confidential Treatment Requested]
          [Confidential                 [Confidential Treatment Requested]
           Treatment                    [Confidential Treatment Requested]
           Requested]                   [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]
                                        [Confidential Treatment Requested]

             C. Of the total of the annual, lump-sum license payments specified in Table 1 above, [Confidential Treatment Requested] of the payments specified in Table 1 represents the total of the annual, lump-sum license payments to be paid by CCD to KCDL as set forth in Article III-B of this Agreement under the United States patent of the Licensed Patents. The remainder of the Payments specified in Table 1 represent the total of the annual, lump-sum license payments to be paid by CCD to KCDL as set forth in Article III-B of this Agreement under the non-Untied States patents and patent applications of the Licensed Patents.

             D. In the event that European patent 149565 B1 of Licensed Patents is revoked by the European Patent Office; KCDL shall promptly [Confidential Treatment Requested].

             E. In the event of a final decision of the Japanese Patent Office, including any appeal to the Japanese courts, as a result of which the Japanese Patent Office (1) does not lay open for opposition the Japanese patent application of Licensed

Patents by December 31, 2000, or (2) does not grant a patent on the Japanese patent application (Kokoku) of the Licensed Patents following the opposition of such application (Kokoku) by December 31, 2000, CCD shall not be required to make any of the annual, lump-sum license payments specified in Table 1 after the year 2000; provided, however, that if a Japanese patent is granted on such Japanese patent application (Kokoku) after December 31, 2000, CCD shall make any payments which are specified in Table 1 for the year in which such Japanese patent is granted through the year 2005 (but excluding any payments specified in Table 1 for the year(s) after 2000 through the year immediately preceding the grant of such Japanese patent).

             F. In addition to the license payments specified in Article III-A through Article III-E above, with respect to any sales or other transfer of Class A Licensed Products and/or Class B Licensed Products on or after the effective date of this Agreement by CCD or its Affiliates to any Royalty-Bearing Distributors, CCD shall pay to KCDL an ongoing royalty of [Confidential Treatment Requested] of Net Sales of such Licensed Products.

             G. In addition to the license payments specified in Article III-A through III-E above, with respect to any sales or other transfer of Class B Licensed Products, on or after the effective date of this Agreement by CCD or its Affiliates to any End-Users or Authorized Distributors, CCD shall pay to KCDL an on going royalty of [Confidential Treatment Requested] of Net Sales of Class B Licensed Products.

ARTICLE IV -- OPTION FOR LICENSE UNDER CCD PATENTS

             A. In partial consideration of the license granted to CCD under this Agreement, CCD grants to KCDL an irrevocable option to obtain a non-exclusive, royalty-bearing license (without sublicensing rights) to KCDL and its Affiliates to make, have made, use and sell or otherwise dispose of products under any [Confidential Treatment Requested] Improvement Patent including all patents in any other country corresponding to such Improvement Patent, subject to KCDL's payment to CCD of total cumulative payments for such license such that:

             (1) In the case of an Improvement Patent whose claims have applicability to diagnostic assays in general, the present value of such total cumulative payments, calculated from the date of signing such license, does not exceed [Confidential Treatment Requested]

             (2) In the case of an Improvement Patent whose claims have applicability only to one or several specific diagnostic assays, [Confidential Treatment Requested]

             B.   In both subparagraphs (1) and (2) of paragraph IV-A above,

             1. The present values of both streams of payments shall be calculated:

                  a.     using a discount rate of 10%,

                  b. on a monthly basis from the date of signing each such license, and

             2. KCDL shall also pay an initial license payment of [Confidential Treatment Requested], due within thirty (30) days of KCDL exercising the option. The amount in the case of both clauses (1) and (2) of paragraph IV-A above shall be reduced if, with respect to the particular Improvement Patent for which KCDL exercises such option, CCD does not have corresponding patents in each of the United States, Europe, and Japan. The amount of such reductions shall be as follows: [Confidential Treatment Requested] if CCD does not have a corresponding patent in the United States, [Confidential Treatment Requested] if CCD does not have a corresponding European patent, and [Confidential Treatment Requested] if CCD does not have a corresponding Japanese patent.

             C. KCDL shall have the right to exercise the aforesaid option upon written notice to CCD of the Improvement Patent which KCDL wishes to license. The option granted under this Article IV-A shall become exercisable by KCDL upon signing this Agreement, and shall remain exercisable until the earlier of [Confidential Treatment Requested] or the termination of this Agreement (unless such termination is due to the material breach of CCD in which case such option shall remain exercisable by KCDL until [Confidential Treatment Requested]. Upon KCDL's exercise of its option hereunder, the parties shall use diligent efforts to complete within three months negotiation of a license agreement containing the terms set forth in this Article, and any such additional terms not inconsistent therewith as are customary in similar agreements, provided that such additional terms shall be consistent with the corresponding provisions of this Agreement applicable to the license granted to CCD hereunder.

ARTICLE V - STATEMENTS, RECORDS AND
            ACCOUNTS

             A. CCD shall furnish to KCDL two (2) times per year on or before February 28 and August 31 during the years in which license payments are made hereunder a written statement that CCD has continued to sell Class A Licensed Products to Authorized Distributors and End-Users during the preceding six (6) month periods ending, respectively, on December 31 and June 30.

             B. During February, May, August, and November, following each calendar quarter year, or portion thereof, in which this Agreement is in effect, CCD shall, with respect to Class A Licensed Products and/or Class B Licensed Products sold or otherwise transferred by CCD or its Affiliates to Royalty-Bearing Distributors and/or Class B Licensed Products sold or otherwise transferred by CCD or its Affiliates to End-Users and Authorized Distributors during the preceding quarter calendar year, furnish to KCDL.

             (1)  a written royalty statement separately setting forth:

                  (a) in each geographic region (i.e., the Americas; Europe, Middle East, and Africa; and Asia/Pacific), the total Net Sales of all such Class A Licensed Products and Class B Licensed Products made by CCD and its Affiliates during the preceding calendar quarter-year, itemized by instrument model in the case of instruments, and by disease-specific or organ-specific assay group in the case of assays, the applicable class of Licensed Products to which it belongs, and the applicable ongoing royalty rate;

                  (b) the total royalty accruing on Net Sales of all such Class A and Class B Licensed Products; and

             (2) payment of any royalty owed for said Net Sales during the preceding calendar quarter-year.

             C. If no Net Sales of Class A Licensed Products or Class B Licensed Products to Royalty-Bearing Distributors and Class B Licensed Products to End-Users or Authorized Distributors shall have been made during any calendar quarter year, or portion thereof, this Agreement is in effect, CCD's royalty statement shall so report. The first such royalty statement submitted under this Agreement by CCD shall be due in May, 1994, and shall be applicable to all such Net Sales of Licensed Products made on or after the effective date of this Agreement.

             D. Within ninety (90) days after termination of this Agreement or any license under Article II, CCD shall furnish to KCDL a similar royalty statement covering all Net Sales of Class A Licensed Products to Royalty-Bearing Distributors and all Class B Licensed Products and Class B Licensed Products to End-Users and Authorized Distributors made prior to the termination date.

             E. CCD shall maintain complete and accurate records of Net Sales of Licensed Products made by CCD and its Affiliates under this Agreement, and shall retain such records for a period of three (3) years after submitting the royalty statement to which they pertain. Such records may, upon thirty (30) days prior written request by KCDL and at its expense, be audited once per calendar year during CCD's normal business hours by a public accounting firm selected by KCDL for the purpose of verifying CCD's compliance with this Agreement. The accounting firm shall execute a confidentiality agreement with CCD and shall report to KCDL only whether there is a royalty underpayment and, if so, the amount thereof. In the event of any underpayment, CCD shall promptly remit to KCDL all amounts due. If any such inspection discloses an aggregate underpayment of more than [Confidential Treatment Requested] during any calendar year, CCD shall reimburse KCDL for the cost of the audit and shall pay interest to KCDL on the back royalty due KCDL at an annual interest rate equal to [Confidential Treatment Requested].

             F. CCD may withhold from its license and royalty payments to KCDL any income taxes required to be withheld by CCD under the laws of foreign countries where Licensed Products are sold. Such amount shall be paid to the appropriate taxing authorities and CCD shall provide KCDL with official receipts issued by said taxing authority or such other evidence as is reasonabley available to establish that such taxes have been paid and are available for credit by KCDL for English income tax purposes. CCD shall cooperate with KCDL and take all actions reasonably necessary in order to secure a reduction or elimination of withholding taxes pursuant to applicable income tax treaties between England and such foreign countries.

ARTICLE VI -- RELEASE OF LIABILITY

             KCDL on its own behalf and on behalf of its Affiliates hereby fully, finally and forever releases CCD and its Affiliates from any and all claims of liability for any infringement or alleged infringement of Licensed Patents resulting from the manufacture, use, or sale of Licensed Products prior to the effective date of this Agreement.

ARTICLE VII -- ENFORCEMENT OF LICENSED PATENTS

             A. During the pendency of any opposition proceeding with respect to the European patent of the Licensed Patents, KCDL will use reasonable efforts to enforce the United States patent of Licensed Patents upon receipt of credible evidence which constitutes a reasonable showing that a third party having annual worldwide net sales revenue of human in vitro diagnostic products in excess of [Confidential Treatment Requested] as set forth in information published annually by the Venture Planning Group is engaging in the conduct of activity which constitutes an infringement of such United States patent.

             B. Following the final decision of any opposition proceeding with respect to the European patent of the Licensed Patents which sustains the grant of a patent on such European patent, KCDL will use reasonable efforts to enforce the United Kingdom patent, the French patent, and the German patent of Licensed Patents upon receipt of credible evidence which constitutes a reasonable showing that a third party having annual worldwide net sales revenue of human in vitro diagnostic products in excess of [Confidential Treatment Requested] as set forth in information published annually by the Venture Planning Group is engaging in the conduct of activity which constitutes an infringement of any one of the foregoing United Kingdom, French, or German patents of the Licensed Patents.

                  In the event that within twelve (12) months following KCDL's receipt of such evidence, KCDL has not:

                  (1) entered into a royalty-bearing license under Licensed Patents with such third party in regard to such infringing activity; or

                  (2) filed and maintained a claim of patent infringement against such third party or company in a tribunal of competent jurisdiction in at least one of the foregoing countries in which such third party is continuing to engage in such infringing activity; or

                  (3) taken other action such that the infringing activity of such third party constitutes a level of annual net sales revenue of less than [Confidential Treatment Requested];

then any subsequent license payments due KCDL by CCD as specified in Article III-B and Article III-D of this Agreement shall be reduced by [Confidential Treatment Requested] until such time as KCDL has taken the action specified in at least one of clauses (1) through (3) of this paragraph. Thereafter, such license payments shall be paid in full to KCDL by CCD without any reduction.

             C. Following the final decision of any opposition proceeding with respect to the Japanese patent application (Kokoku) of the Licensed Patents which results in the grant of a patent on such Japanese patent application (Kokoku), KCDL will use reasonable efforts to enforce the Japanese patent of Licensed Patents upon receipt of credible evidence which constitutes a reasonable showing that a third party having annual net sales revenue of human in vitro diagnostic products in Japan in excess of [Confidential Treatment Requested] as set forth in information published annually by the Venture Planning Group (or other similar source which is acceptable to both parties) is engaging in the conduct of activity which constitutes an infringement of such Japanese patent.

                  In the event that within twelve (12) months following KCDL's receipt of such evidence, KCDL has not:

                  (1) entered into a royalty-bearing license under Licensed Patents with such third party in regard to such infringing activity; or

                  (2) filed and maintained a claim of patent infringement against such third party in a tribunal of competent jurisdiction; or

                  (3) taken other action such that the infringing activity of such third party constitutes a level of annual net sales revenue of less than [Confidential Treatment Requested];

then any subsequent license payments due KCDL by CCD as specified in Article III-B of this Agreement shall be reduced by [Confidential Treatment Requested] until such time as KCDL has taken the action specified in at least one of clauses (1) through (3) of this paragraph. Thereafter, such license payments shall be paid in full to KCDL by CCD without any reduction.

             D. Any decision to file a claim of patent infringement against a third party under Licensed Patents shall be a matter within the sole discretion of KCDL. Upon request and at the expense of KCDL, CCD shall cooperate with KCDL in regard to prosecuting legal actions relating to such claims of patent infringement, including but not limited to the furnishing of information and witnesses and providing reasonable assistance in securing evidence in support of such actions.


ARTICLE VIII -- TERMINATION

             A. Either party shall have the right to terminate this Agreement following any material breach or default in performance under this Agreement by the other party upon [Confidential Treatment Requested] prior written notice to the breaching party specifying the nature of the breach or default. Unless the breaching party has cured the breach or default prior to the expiration of such [Confidential Treatment Requested] period, the non-breaching party, at its sole option, may terminate this Agreement upon written notice to the breaching party. Termination of this Agreement shall become effective upon receipt of such notice by the breaching party.

             B. During the term of this Agreement, in the event that CCD and its Affiliates shall cease the manufacture, use, and sale of all Licensed Products for a continuous period of [Confidential Treatment Requested] or more, CCD shall have the right to terminate this Agreement.

             C. Upon termination of this Agreement for any reason, the license granted hereunder by KCDL shall terminate and CCD's obligations under this Agreement to pay any further license payments and ongoing royalties shall cease.

             D. Unless sooner terminated under the provisions of this Article VIII, all licenses granted hereunder shall continue in force for the full term of all patents licensed hereunder and this Agreement shall terminate on the expiration of the last such patent to expire. However, in the event that after [Confidential Treatment Requested], a Licensed Patent has been held permanently revoked, unenforceable or invalid in any country by a final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which is rendered in a proceeding other than the European and Japanese examination or opposition proceedings referenced in Article III of this Agreement, each of the license payments due as specified in Table 1 after such final decision shall be reduced by [Confidential Treatment Requested] for each such country in which such a final decision is made, except for the United Kingdom in which case such reduction shall be [Confidential Treatment Requested]. In the event that after August 31, 1996, such final decisions are effective as to all Licensed Patents, no further license payments in any amount shall be due as specified in Table 1 after the date the last such final decision becomes effective. In the event that at any time a Licensed Patent has been held permanently revoked, unenforceable or invalid in any country by a final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, no further royalty payments shall be due as specified in
Article III-F or Article III-G under such Licensed Patent in such country.

             E. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to the effective date of such termination.

ARTICLE IX -- WARRANTIES AND REPRESENTATIONS

             A.   KCDL represents and warrants that:

                  (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was incorporated;

                  (b) it has the full right, power and authority to enter into this Agreement and to convey the non-exclusive license granted under this Agreement;

                  (c) it has not previously granted, and will not grant to any third party during the term of this Agreement, any rights that are in conflict with the license granted to CCD herein; and

                  (d) there are no patents corresponding to the Licensed Patents in any countries other than the United States, United Kingdom, France, Germany and Japan.

             B.   CCD represents and warrants that:

                  (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was incorporated;

                  (b) it has the full right, power and authority to enter into this Agreement and to convey the option for a non-exclusive license granted to KCDL under this Agreement; subject to the approval or ratification of CCD's Board of Directors, as set forth in Section XI below; and

                  (c) it has not previously granted, and will not grant to any third party during the term of this Agreement, any rights that are in conflict with the option granted to KCDL herein; and

                  (d) so far as its representatives negotiating this Agreement are aware, neither it nor any of its Affiliates have as of the effective date of this Agreement any existing distributor which constitutes a company, partnership, joint venture or other entity who is, or greater than [Confidential Treatment Requested] of the voting share capital is owned or controlled by, or the power to direct or cause the direction of the management policies of the entity is under the common control of, a manufacturer of human, in vitro diagnostic products with annual net sales revenue of human, in vitro diagnostic products of greater than [Confidential Treatment Requested], except for [Confidential Treatment Requested] and [Confidential Treatment Requested].


ARTICLE X -- ASSIGNMENT

             This Agreement and the license, option and other rights and obligations hereunder may not be assigned or otherwise transferred, by either party without the written consent of the other party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, either party may assign this Agreement and the license, and other rights and obligations hereunder, in connection with the transfer or sale of all or substantially all of that portion of its business or assets relating to performance of its obligations hereunder, or in the event of its merger or consolidation with another company at any time during the term of this Agreement. Any purported assignment in violation of the preceding two sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.


ARTICLE XI -- MISCELLANEOUS

             A. No reference to this license and no trademark, trade name or trade dress or copyrighted work of either party or its Affiliates shall appear on product that is made, sold or used under this Agreement by the other party, or on its packaging or in advertising or promotional materials for such product.

             B. The specific terms and conditions of this Agreement shall be treated as confidential information by the parties hereto and shall not be disclosed to third parties during the term of this Agreement. Notwithstanding the foregoing, 1) neither party shall be required to maintain the fact or the extent of the license granted hereunder to CCD and its Affiliates in confidence, 2) KCDL may issue a press release, in form and content mutually agreeable to KCDL and CCD, disclosing the license grant hereunder, 3) CCD shall be permitted to disclose the terms and conditions of this Agreement on a confidential basis to Amersham International plc of England, and 4) either party hereto may be permitted to make disclosures relating to the terms and conditions of this Agreement on a confidential basis in contemplation of a permitted assignment of this Agreement pursuant to Article X hereof. Furthermore, the content of Schedule 2 to this Agreement and of the royalty statements delivered pursuant to Article V shall be treated as confidential information by KCDL and its Affiliates and shall not be disclosed by KCDL or its Affiliates to third parties during the term of, or at any time following the termination of, this Agreement, unless required by operation of applicable law or regulatory requirements.

             C. Except as otherwise expressly provided herein, nothing contained in this Agreement shall:

                  (1) Grant any license or sublicensing right or confer any right, by implication, estoppel or otherwise;

                  (2) Impose any obligation or confer any right to enforce any patent; or

                  (3) Constitute any representation, warranty, assurance, guarantee or inducement whatsoever by either party or any affiliate thereof.

             D. KCDL and CCD agree they are independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the other party to do so.

             E. Failure at any time to require strict performance of any of the provisions herein shall not waive or diminish a party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

             F. All notices and other communications required or permitted under the Agreement must be in writing. They may be delivered personally or sent by telex, commercial courier, postage prepaid mail or facsimile, at the option of the sending party, except that CCD's Initial License Payment under
Article III-A hereof shall be made by electronic wire transfer to an account designated in writing by KCDL. All communications and payments, other than the aforementioned CCD electronic wire transfer payment, must be sent to, and shall be effective on the date of delivery at, the receiving party's Address for Notice or Address for Statements and Payments. The initial Address for Notice and Address for Statements and Payments set forth below and any subsequent Address for Notice or Address for Statements and Payments may be changed by a communication as provided herein.

KCDL Address for Notices, Statement and Payments:

             The Company Secretary
             KODAK CLINICAL DIAGNOSTICS LIMITED
             Mandeville House
             62 The Broadway
             Amersham
             Buckinghamshire
             HP7 0HJ, England
             Facsimile No: 494-431-165

CCD Address for Notices and Payments:

             Ciba Corning Diagnostics Corp.
             63 North Street
             Medfield, MA  02052
             U.S.A.
             Attn.: President
             Facsimile No. 508-359-3879
with a copy to:

             Ciba Corning Diagnostics Corp.
             63 North Street
             Medfield, MA 02052
             U.S.A.
             Attn.: General Counsel
             Facsimile No. 508-359-3885

             G. This Agreement, which shall be governed by the substantive laws of the State of New York, U.S.A. (without regard to its conflicts of law provisions), constitutes the entire Agreement between the parties with respect to the subject matter hereof. Any modification of this Agreement shall be set forth in writing and duly executed by both parties.

             H. The headings of the several articles of this Agreement are intended for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

             I. If any provision of this Agreement is held invalid, illegal, or in any other way becomes void or unenforceable, this Agreement and the remaining provisions thereof shall not in any way be affected or be impaired and shall continue in full force and effect. In such event, however, at any time any provision of this Agreement violates or conflicts with, or otherwise does not satisfy, any provision of applicable law or regulation in any country or jurisdiction, including the competition laws of the European Communities, then the parties shall negotiate in good faith such changes or amendments to such provision as are necessary to eliminate such violation or conflict, or satisfy such law or regulation, and in so doing, shall attempt to preserve as much as practicable the economic and other benefits to each party as set forth in such provision.

             J. KCDL shall make those filings in the Commission of the European Community which are required in order to obtain approval of this Agreement by the Commission of the European Community. In addition, KCDL shall prepare responses within a reasonable period of time in writing to any communications from the Commission of the European Community regarding such filings. CCD shall reasonably cooperate with KCDL in the preparation of any such filings and responses.

             IN WITNESS WHEREOF, the parties have caused their respective corporate names to be affixed hereto and this instrument to be signed by their duly authorized officers, all as of the day and year first above written.


                              KODAK CLINICAL DIAGNOSTICS LIMITED

                              By    /s/ Jose J. Coronas
                                   -------------------------------------
                                             Jose J. Coronas
                              Title     Director
                                   -------------------------------------


                              CIBA CORNING DIAGNOSTICS CORP.

                              By    /s/ Michael D. Webb
                                   -------------------------------------
                                        Michael D. Webb
                              Title
                                   -------------------------------------
                                        Vice President

                                   SCHEDULE 1

                                LICENSED PATENTS


     Country             Number                Issue Date or Filing Date
     -------             ------                -------------------------

United States            P-4,745,077                   5/17/88

European                 P-149565 B1                   12/23/92

German                   P-3586909                     2/4/93

France                   P-149565                      12/23/92

Japan Appln.             PA-85/7298                  Filed 1/17/85

United Kingdom           P-149565                      12/23/92





- --------

P = Patent

PA = Patent Application

                             SCHEDULE 2 -- 11 pages


                      [CONFIDENTIAL TREATMENT REQUESTED]

                                   SCHEDULE 3


1. The ongoing royalty for Class A Licensed Products is equal to the ongoing royalty percentage as specified in Table 1 or Most Favorable Terms granted to another licensee (other than CCD) as hereinafter defined in this Schedule.

2. The ongoing royalty for Class B Licensed Products shall be equal to [Confidential Treatment Requested] of the annual net sales of Class B Licensed Products or the Most Favorable Terms1 granted to another licensee (other than CCD) as hereinafter defined in this Schedule.

                                     Table 1
                                     -------

Annual net sales of Class A Licensed Products  Ongoing Royalty Percentage 1
- -------------------------------------------------------------------------

On the first  [Confidential Treatment Requested] of annual net
sales                                                             [Confidential

On the second [Confidential Treatment Requested] of annual net
sales                                                               Treatment

On the third  [Confidential Treatment Requested] of annual net
sales                                                               Requested]

On the fourth [Confidential Treatment Requested] of annual net sales

On any annual net sales in excess of [Confidential Treatment
Requested]

- -------------
1 Most Favorable Terms:

A. If KCDL grants a license to another licensee (other than CCD) based on ongoing royalty percentages more favorable than those specified above in this
Schedule 3, KCDL shall immediately reduce the above-noted ongoing royalty percentages to those granted to such other licensee.

B.   The provisions of Section A above shall not apply:

     (a) Where the consideration payable by such other licensee includes substantial rights or immunities in, to or under patent rights held by such licensee, including rights with respect to patent applications or other proprietary rights;
     (b) Where the more favorable royalty terms for license rights cover only past infringement or are the result of the settlement or compromise of a claim of past infringement;
     (c)  To any license which may be granted to any government;
     (d) To any license which may be granted by KCDL to any Affiliate or to an Affiliate of such Affiliate; or
     (e)  To any license granted by order of any court or any government agency.

[KODAK LETTERHEAD]

7 October 1994


General Counsel
Ciba Corning Diagnostics Corp
63 North Street
Medfield
Massachusetts 02052
USA


Dear Sir or Madam

As you may be aware, Eastman Kodak Company ("Kodak") has agreed to sell the business and assets of its Clinical Diagnostics Division, which includes the directly wholly owned subsidiary of Kodak Clinical Diagnostics Limited ("KCDL"), to Johnson & Johnson ("J&J").

In connections with the sale of the business, Kodak desires to assign to J&J, or to a subsidiary of J&J, all of KCDL's right, title and interest under the License Agreement, dated 11 November 1993, between you and KCDL, and J&J desires to assume and discharge or perform when due, or to cause a subsidiary of J&J to assume and discharge or perform when due, all liabilities or obligations of KCDL arising out of or relating thereto.

Please indicate your consent to the assignment described above by returning a signed copy of this letter to the undersigned at:

Legal Department, Kodak Limited, PO Box 66, Kodak House, Station Road, Hemel Hempstead, Herts HP1 1JU, England

no later than 24 October 1994. If you have any questions, please do not hesitate to telephone me.

Thank you for your co-operation.
                                   CONSENTED TO:
Yours faithfully                   CIBA CORNING DIAGNOSTICS CORP


                                        By:   /s/
/s/ Terence J. Charlton                      --------------------
                                        Title:  SVP WW Marketing
                                                --------------------
                                        Date:      11/8/94
Terence J Charlton                              --------------------
Legal Adviser
Kodak Clinical Diagnostics Limited